EXHIBIT 99.1

World Heart Corp. Completes Private Placement of $25.3 Million

SALT LAKE CITY, October 20, 2010 — World Heart Corporation (WorldHeart; NASDAQ: WHRT), a developer of mechanical circulatory systems, announced today that it has completed its previously announced private placement of common stock and warrants to purchase common stock. Gross proceeds from the offering were approximately $25.3 million. Proceeds from the private placement are expected to be used for general corporate and working capital purposes.

WorldHeart issued an aggregate of 11,850,118 newly-issued shares of common stock and warrants to purchase up to 11,850,118 additional shares of common stock. The financing included existing investors, Special Situations Funds, Venrock and New Leaf Venture Partners, and several new investors. Lazard Capital Markets LLC and Wedbush PacGrow Life Sciences acted as placement agents in the Private Placement. In connection with the financing, WorldHeart has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the registration of the common stock and the shares underlying the warrants acquired at closing within 30 days after closing.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.

For additional information, please refer to WorldHeart's current report on Form 8-K filed with the Securities and Exchange Commission with respect to this transaction.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Forward-Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the proposed use of proceeds of the private placement, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks related to the satisfaction of the conditions to, and the timing of, the closing of the private placement, WorldHeart’s need for additional capital in the future; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361